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                                                               Exhibit (k)(1)(b)

                             CONSENT TO ASSIGNMENT


     Reference is made to the Transfer Agency Agreement dated as of July 18, 1988 ("Transfer Agency Agreement") by and between Colonial Intermediate High Income Fund, Inc. (the "Fund") and Boston Safe Deposit and Trust Company ("Boston Safe") pursuant to which Boston Safe provides certain transfer agent services to the Fund.

     The undersigned, a duly authorized office of the Fund, hereby agrees and consents on behalf of the Fund, in accordance with the provisions of the Transfer Agency Agreement, to the assignment of the Transfer Agency Agreement by Boston Safe to TBC Shareholder Services Inc., a Massachusetts corporation ("SSI"), and the undersigned further agrees and consents on behalf of the Fund to the acquisition of SSI by a subsidiary of American Express Company and to such further assignment of the Transfer Agency Agreement as may occur in connection with said acquisition. Such consents shall be effective at such time as SSI has received the regulatory approvals necessary to engage in the business of providing transfer agency services.

                                          COLONIAL INTERMEDIATE HIGH
                                              INCOME FUND, INC.



                                          By: /s/ EVELYN A. MELLEN
                                          ---------------------------------
                                                  Evelyn A. Mellen
                                          Title: Vice President
                                          Date: April 19, 1989